KeyW Reports Fourth-Quarter and Fiscal Year 2017 Financial Results

•	Fourth-quarter revenue from continuing operations of $126.9 million; $441.6 million for fiscal year 2017

•	Fourth-quarter adjusted EBITDA from continuing operations (see table 1 below) of $14.0 million (11.0% of revenue) and $40.6 million (9.2% of revenue) for fiscal year 2017

•	Fourth-quarter diluted GAAP EPS from continuing operations of $0.32; and $(0.22) for fiscal year 2017

•	Full-year awards of $548 million, or 1.1 times revenue; fourth-quarter awards of $78 million

•	Company issues fiscal 2018 financial guidance

HANOVER, Md., March 15, 2018 (GLOBE NEWSWIRE)-The KeyW Holding Corporation (NASDAQ: KEYW), a pure-play national security solutions provider for the Intelligence, Cyber and Counterterrorism Communities’ toughest challenges, today announced fourth-quarter and fiscal year 2017 financial and operating results.

CEO Commentary

“Our solid fourth-quarter results reflect our focus on establishing KeyW as the leading mid-tier provider for technically differentiated solutions in the Intelligence Community and broader national security market. We have the pieces in place to position KeyW for growth, profitability and predictability going forward,” said Bill Weber, KeyW’s president and chief executive officer.

“Integration efforts related to our April 2017 acquisition of Sotera are complete, and KeyW is now the unified, focused and diversified company we have always intended it to be. We entered 2018 with a more competitive cost structure in place, and the ability to pursue contracts that neither company could have competitively bid on its own before the acquisition. Our business development engine continues the robust pace we began at the start of our turnaround, and the right management team is in place to take this company to the next level and beyond. Moreover, KeyW achieved its goal of generating 2017 awards of greater than one times revenue-and in doing so, 2018 revenue exposed to recompete risk is negligible. 2018 is an execution year for KeyW, and we are looking forward to what lies ahead.”

Business Development Highlights and Contract Awards

For the fourth quarter, contract awards totaled approximately $78 million, which was in line with company expectations. Fiscal year 2017 contract award values totaled $548 million, or 1.1 times revenue. The company reported having approximately $1.4 billion in proposals submitted and awaiting award as of December 31, 2017.

KeyW’s fourth-quarter awards reflected the company’s commitment to lead with technology to win new work in areas including, but not limited to, data science, cyber and autonomy. Notable among the fourth-quarter awards was a new win for research and development of data science applications in the cyber domain. In addition, KeyW was awarded an advanced analytics contract for applied research related to the principles of robust machine learning capabilities.

Lastly, KeyW extended its longest-running contract-a predecessor U.S. Navy award that dates to 1969-providing advanced radar expertise. These awards are a testament to the unique, differentiated technologies KeyW brings to the market combined with best-in-class delivery.

Fourth-Quarter 2017 Results from Continuing Operations

Revenue increased by $58.0 million, or 84.1%, to $126.9 million, for the three months ended December 31, 2017, compared with the three months ended December 31, 2016. The increase was primarily attributable to contracts acquired through the acquisition of Sotera.

Operating income for the fourth quarter of 2017 was $4.5 million, or 3.5% of revenue, compared with an operating loss of $0.5 million, or (0.8%) of revenue, for the fourth quarter of 2016. The increase in operating income and margin resulted primarily from the additional revenue acquired in the Sotera acquisition, partially offset by higher acquisition-related costs and amortization expense.

KeyW reported GAAP net income from continuing operations of $16.0 million, or $0.32 per diluted share, for the fourth quarter of 2017, largely resulting from a non-cash tax benefit driven by the revaluation of deferred tax assets and liabilities resulting from the enactment of the Tax Cuts and Jobs Act, as well as the factors affecting operating income. There were no discontinued operations in the fourth quarter of 2017.

Adjusted EBITDA from continuing operations was $14.0 million, or 11.0% of revenue, for the fourth quarter of 2017, versus $5.2 million, or 7.5% of revenue, in the prior-year period. Fourth-quarter 2017 adjusted EBITDA from continuing operations increased year-over-year primarily because of the additional Sotera revenue, partially offset by the associated higher direct and indirect expenses. Adjusted EBITDA margin increased primarily because of higher-than-anticipated product solutions sales during the fourth quarter.

Full-Year 2017 Results from Continuing Operations

Full-year 2017 revenue was $441.6 million, compared with full-year revenue for 2016 of $288.0 million, an increase of 53.3%, which is primarily attributable to contracts acquired through the acquisition of Sotera. Net loss from continuing operations for 2017 was $11.0 million, compared with net income from continuing operations of $1.9 million in 2016. Diluted GAAP net loss per share from continuing operations in 2017 was $(0.22), compared with diluted GAAP net income per share from continuing operations of $0.05 in 2016. Adjusted EBITDA from continuing operations for 2017 was $40.6 million, or 9.2% of revenue.

Additional Financial Metrics

KeyW reported total backlog at December 31, 2017, of $1.2 billion, compared with total backlog at September 30, 2017, of $1.3 billion.

Cash flow provided by operations for the full year 2017 was $10.2 million, a decrease of $12.9 million, compared with full year 2016. The decrease was primarily due to increased cash expenses related to the acquisition and integration of Sotera. Days sales outstanding (DSOs) were 63 days for the full year, and cash and cash equivalents at December 31, 2017, totaled $17.8 million. KeyW paid down $13.4 million of debt during 2017. At December 31, 2017, the company was in compliance with all of its debt covenants under its 2017 Credit Agreement.

2018 Financial Outlook

The table below summarizes the company’s fiscal year 2018 guidance, which incorporates a full fiscal year of Sotera operations:

Fiscal 2018 Guidance
Revenue	$495 million - $515 million
Adjusted EBITDA margin	8.9% - 9.3%

Weber concluded: “KeyW achieved critical strategic objectives in 2017, which reinforced the solid growth foundation we’ve built. 2018 is about executing our operating plan, realizing new revenue synergies, generating strong cash flow and further de-leveraging the balance sheet to consider the year a success.”

Conference Call Information

As previously announced, a conference call has been scheduled to discuss these results today, March 15, 2018, at 5:00 p.m. EDT. At that time, management will review the company's fourth-quarter and full-year 2017 financial results, followed by a question-and-answer session. Listeners also may access a slide presentation on the website, which summarizes the company's fourth-quarter and full-year 2017 results and provides additional information regarding 2018 expectations.

Interested parties will be able to connect to our webcast via the Investor Relations page on our website, http://investors.keywcorp.com, on March 15, 2018. We encourage people to register for an email reminder about the webcast on the Events and Presentations tab, also found on the Investor Relations page of our website. Interested parties may also listen to the conference call by calling 1-877-853-5645. The International Dial-In access number will be 1-408-940-3868. The conference ID for the event is 8170127.

An archive of the webcast will be available on our website following the call. In addition, a podcast of our conference call will be available for download from the Investor Relations page of our website at approximately the same time as the webcast replay.

About KeyW

KeyW is a pure-play national security solutions provider for the Intelligence, Cyber and Counterterrorism Communities' toughest challenges. We support the collection, processing, analysis and dissemination of information across the full spectrum of their missions. We employ and challenge more than 2,000 of the most talented professionals in the industry with solving such complex problems as preventing cyber threats, transforming data into intelligence and combating global terrorism. For more information, please visit www.KeyWCorp.com or follow KeyW on Twitter @KeyWCorp.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to: statements about our future expectations, plans and prospects; our full-year 2018 revenue and adjusted EBITDA margin estimates under the heading “2018 Financial Outlook”; our 2018 re-compete risk; and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” “opportunities,” and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to, those risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 15, 2017, our prospectus supplement, dated and filed with the SEC on January 27, 2017, with respect to our prospectus, dated December 22, 2016 included in our registration statement amendment on Form S-3/A (Registration No. 333-215115) filed with the SEC on December 21, 2016, and other filings that we make with the SEC from time to time. In addition, our acquisition of Sotera Defense Solutions, completed on April 4, 2017, involves risks and uncertainties, including (i) the inability to successfully implement integration strategies or realize the anticipated benefits of the acquisition, including the possibility that the expected synergies and cost reductions from the acquisition will not be realized or will not be realized within the expected time period; (ii) the increased leverage and interest expense of the combined company and our ability to comply with debt covenants under our secured credit facility entered into on April 4, 2017; (iii) changes in future business conditions that could cause our goodwill, which will increase as a result of the Sotera acquisition, to become impaired, requiring substantial write-downs. (iv) areas of Sotera’s internal controls that may need to be remediated or improved; (v) general economic conditions and/or conditions affecting the parties’ current and prospective customers; and (vi) other risk factors with respect to acquisitions contained in section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 15, 2018 and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KeyW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise, unless required by law.

Media Contact:
Heather Williams
Corporate Media Relations
443.733.1613
communications@keywcorp.com
Investor Contact:
Mark Zindler
Vice President, Investor Relations
703.880.9379
investors@keywcorp.com

THE KeyW HOLDING CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Revenue	$126,878	$68,928	$441,586	$288,027
Cost of revenue, excluding amortization	96,443	48,196	331,629	196,772
Operating expenses	23,422	19,619	103,973	71,434
Intangible amortization expense	2,558	1,651	11,416	6,113
Operating income (loss)	4,455	(538)	(5,432)	13,708
Interest expense, net	4,663	2,617	17,015	10,812
Other non-operating income, net	(61)	(8)	(436)	(1,426)
(Loss) earnings before income taxes from continuing operations	(147)	(3,147)	(22,011)	4,322
Income tax (benefit) expense net on continuing operations	(16,196)	(35)	(11,060)	2,457
Net income (loss) from continuing operations	16,049	(3,112)	(10,951)	1,865
Loss before income taxes from discontinued operations	—	(93)	—	(28,082)
Income tax expense (benefit), net on discontinued operations	—	5	—	(489)
Net loss on discontinued operations	—	(98)	—	(27,593)
Net income (loss)	$16,049	$(3,210)	$(10,951)	$(25,728)

Weighted average common shares outstanding
Basic	49,802	40,966	48,921	40,501
Diluted	49,838	40,966	48,921	41,012

Basic net earnings (loss) per share:
Continuing operations	$0.32	$(0.08)	$(0.22)	$0.05
Discontinued operations	—	—	—	(0.69)
Basic net earnings (loss) per share	$0.32	$(0.08)	$(0.22)	$(0.64)

Diluted net earnings (loss) per share:
Continuing operations	$0.32	$(0.08)	$(0.22)	$0.05
Discontinued operations	—	—	—	(0.68)
Diluted net earnings (loss) per share	$0.32	$(0.08)	$(0.22)	$(0.63)

THE KeyW HOLDING CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (unaudited)
(In thousands, except par value per share amounts)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$17,832	$41,871
Receivables	87,665	43,141
Inventories, net	20,496	15,178
Prepaid expenses	2,266	1,350
Income tax receivable	210	318
Assets of discontinued operations	—	3,000
Total current assets	128,469	104,858

Property and equipment, net	43,283	40,615
Goodwill	455,197	290,710
Other intangibles, net	57,045	7,871
Other assets	2,913	1,399
TOTAL ASSETS	$686,907	$445,453
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,609	$6,913
Accrued expenses	17,862	9,941
Accrued salaries and wages	29,341	15,122
Term loan – current portion	6,750	—
Deferred revenue	6,090	3,760
Liabilities of discontinued operations	—	1,185
Total current liabilities	85,652	36,921

Convertible senior notes, net of discount	138,998	132,482
Term loan – non-current portion, net of discount	120,627	—
Non-current deferred tax liability, net	19,174	30,409
Other non-current liabilities	11,444	12,705
TOTAL LIABILITIES	375,895	212,517
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized, none issued	—	—
Common stock, $0.001 par value; 100,000 shares authorized, 49,876 and 40,977 shares issued and outstanding	50	41
Additional paid-in capital	422,901	333,883
Accumulated deficit	(111,939)	(100,988)
Total stockholders’ equity	311,012	232,936
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$686,907	$445,453

THE KeyW HOLDING CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Twelve months ended December 31,
	2017	2016
Net loss	$(10,951)	$(25,728)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock compensation	4,228	3,472
Depreciation/amortization	20,363	13,578
Impairment of goodwill from discontinued operations	—	6,980
Non-cash interest expense	7,252	6,294
Write-off of deferred financing costs	—	340
Loss (gain) on disposal of long-lived assets	5	(3,447)
Loss on sale of assets held for sale	—	3,568
Deferred taxes	(11,093)	1,967
Changes in balance sheet items, excluding acquisitions:
Receivables	(4,002)	15,516
Inventories	(5,318)	(663)
Prepaid expenses	599	(759)
Income tax receivable	108	(16)
Accounts payable	11,689	(4,694)
Accrued expenses	(350)	6,240
Other non-current assets/liabilities	(2,328)	447
Net cash provided by operating activities	10,202	23,095
Cash flows from investing activities:
Acquisitions, net of cash acquired	(235,856)	(2,504)
Purchases of property and equipment	(10,121)	(18,410)
Proceeds from sale of assets	—	16,226
Net cash (used in) provided by investing activities	(245,977)	(4,688)
Cash flows from financing activities:
Proceeds from stock issuance, net	84,586	—
Proceeds from issuance of term note	135,000	—
Principal payments of term note	(3,375)	—
Deferred financing costs	(4,689)	—
Proceeds from revolver	10,000	—
Repayment of revolver	(10,000)	—
Proceeds from option and warrant exercises, net	214	2,237
Net cash provided by financing activities	211,736	2,237
Net (decrease) increase in cash and cash equivalents	(24,039)	20,644
Cash and cash equivalents at beginning of period	41,871	21,227
Cash and cash equivalents at end of period	$17,832	$41,871
Supplemental disclosure of cash flow information:
Cash paid for interest	$8,426	$3,883
Cash paid for taxes	$6	$40

Non-GAAP Financial Measures

Adjusted EBITDA from continuing operations, and estimated adjusted EBITDA margin, as defined by KeyW, are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The adjusted EBITDA from continuing operations reconciliation table and adjusted EBITDA as percentage of full year revenue guidance reconciliation table below provide a reconciliation of these non-U.S. GAAP financial measures to net income (loss) from continuing operations and estimated net income (loss) from continuing operations margin, the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. Adjusted EBITDA from continuing operations and adjusted EBITDA margin should not be considered as an alternative to net income, net income margin, operating income or any other measure of financial performance calculated and presented in accordance with U.S. GAAP. Our adjusted EBITDA from continuing operations and adjusted EBITDA margin may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA from continuing operations, adjusted EBITDA margin or similarly titled measures in the same manner as we do. We prepare adjusted EBITDA from continuing operations and adjusted EBITDA margin to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments and the reasons we consider them appropriate.

We believe adjusted EBITDA from continuing operations and adjusted EBITDA margin are useful to investors in evaluating our operating performance for the following reasons:

•
we have various non-recurring transactions or non-operating transactions and expenses that directly impact our net income from continuing operations. Adjusted EBITDA from continuing operations is intended to approximate the net cash provided by operations by adjusting for non-recurring or non-operating items; and

•	securities analysts use adjusted EBITDA from continuing operations as a supplemental measure to evaluate the overall operating performance of companies.

Our board of directors and management use adjusted EBITDA from continuing operations:

•	as a measure of operating performance;

•	to determine a significant portion of management's incentive compensation;

•	for planning purposes, including the preparation of our annual operating budget; and

•	to evaluate the effectiveness of our business strategies.

Although adjusted EBITDA from continuing operations is frequently used by investors and securities analysts in their evaluations of companies, adjusted EBITDA from continuing operations has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA from continuing operations does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	adjusted EBITDA from continuing operations does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA from continuing operations does not reflect interest expense or interest income;

•	adjusted EBITDA from continuing operations does not reflect cash requirements for income taxes;

•	adjusted EBITDA from continuing operations does not include non-cash expenses related to stock compensation;

•	adjusted EBITDA from continuing operations does not include acquisition costs and other adjustments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and adjusted EBITDA from continuing operations does not reflect any cash requirements for these replacements; and

•	other companies in our industry may calculate adjusted EBITDA from continuing operations or similarly titled measures differently than we do, limiting its usefulness as a comparative measure.

THE KeyW HOLDING CORPORATION AND SUBSIDIARIES
Adjusted EBITDA from Continuing Operations Reconciliation Table
(in thousands and unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss) from Continuing Operations	$16,049	$(3,112)	$(10,951)	$1,865
Depreciation	2,781	1,468	8,946	6,449
Intangible amortization	2,558	1,651	11,416	6,113
Stock based compensation	1,174	1,300	4,228	3,472
Interest expense, net	4,663	2,617	17,015	10,812
Tax (benefit) expense	(16,196)	(35)	(11,060)	2,457
Acquisition costs and other adjustments	2,986	1,299	21,046	255
Adjusted EBITDA	$14,015	$5,188	$40,640	$31,423

Adjusted EBITDA as Percentage of Full Year Revenue Guidance Reconciliation Table

	Fiscal Year 2017 Estimate
	Low	High
Net (loss) income from continuing operations	(0.2)%	0.4%
Depreciation	1.9%	1.8%
Intangible amortization	2.6%	2.4%
Stock compensation amortization	0.8%	0.8%
Interest expense	3.9%	3.8%
Tax expense	(0.1)%	0.1%
Acquisition costs and other adjustments	—%	—%
Adjusted EBITDA Margin	8.9%	9.3%

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